UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2012

REGENERX BIOPHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15070	52-1253406
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

15245 Shady Grove Road, Suite 470, Rockville, MD	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 208-9191

_________________________________________________________________________________________________
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As reported on a Current Report on Form 8-K filed on January 6, 2012, the Company previously entered into letter agreements with each of J.J. Finkelstein, the Company’s President and Chief Executive Officer, David Crockford, the Company’s vice president of clinical and regulatory affairs, and Allan Goldstein, the Company’s chief scientific advisor and a member of the Company’s board of directors, relating to their employment with the Company. In addition, the Company entered into change of control agreements with each of Mr. Finkelstein, Mr. Crockford and Dr. Goldstein, providing for the payment of severance obligations upon specified terminations of employment.

On April 3, 2012, the Board of Directors of the Company approved, and the Company and each officer entered into, amendments to each of the letter agreements to extend their terms through June 30, 2012. The Company and each officer also entered into amended and restated change in control agreements to, among other things, extend their respective terms through June 30, 2012.

On July 2, 2012, the Company and each officer entered into amendments to each of the letter agreements and amended and restated change in control agreements to extend their respective terms through December 31, 2012. Under the letter agreements, as extended, Mr. Finkelstein and Dr. Goldstein will continue to receive a salary at a rate of $50.00 per hour, subject to deductions and withholdings, while Mr. Crockford will continue receive a salary at a rate of $96.01 per hour for work related to the Company’s grant from the National Heart Lung & Blood Institute and $50.00 per hour for all other work, in each case subject to deductions and withholdings. Mr. Finkelstein’s typical work schedule will continue to be up to 100 hours per month and Dr. Goldstein’s typical work schedule will continue to be up to 32 hours per month, in each case with no guaranteed minimum number of hours. Mr. Crockford’s typical work schedule will continue to be up to 20 hours per month for non-grant work, with no guaranteed minimum number of hours. In accordance with the letter agreements, the employment termination date for each officer will be December 31, 2012, unless terminated prior to that date by such officer or by the Company.

Under the amended and restated change in control agreements, each officer is eligible to receive severance payments upon specified change in control transactions. If a Change in Control (as defined in the agreement) is consummated by December 31, 2012, and prior to December 31, 2012, or within 12 months following the Change in Control, the Company terminates the officer’s employment for any reason, other than Cause (as defined in the agreement) or the officer’s death or disability, or if the officer resigns for Good Reason (as defined in the agreement), then:

  on the effective date of the Change in Control, any outstanding stock option or other equity award held at such time by the officer under the terms of the Company’s equity incentive plans shall become fully vested and exercisable in full immediately before such Change in Control transaction and contingent upon its effectiveness; and

  the officer will be eligible to receive a severance payment equal to up to six months of his base salary in effect as of November 30, 2011, which severance amount will be calculated as set forth in the table below based upon the Net Proceeds (as defined in the agreement) from the Change in Control and will be payable in two equal installments, with the first payment occurring on the 60th day after the effective date of the Change in Control or, if later, the date of the officer’s separation from service, and the second installment occurring 60 days after the initial payment date.

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Net Proceeds	Severance Amount
Up to $1,000,000	1 month
$1,000,000 through $1,999,999.99	1 month
$2,000,000 through $2,999,999.99	2 months
$3,000,000 through $3,999,999.99	3 months
$4,000,000 through $4,999,999.99	4 months
$5,000,000 through $5,999,999.99	5 months
$6,000,000 and above	6 months

Each officer will be required to execute a general release and waiver of all legal claims prior to receiving any severance payment. The compensation provided pursuant to the change in control agreements will be the only severance benefits to which Messrs. Finkelstein or Crockford or Dr. Goldstein may be entitled upon termination of their employment with the Company.

The foregoing descriptions of the letter agreements and the amended and restated change in control agreements are qualified in their entirety by reference to such agreements, which will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENERX BIOPHARMACEUTICALS, INC.

Date: July 6, 2012
By: /s/ J.J. Finkelstein
Name: J.J. Finkelstein
Title: President and Chief Executive Officer